Number

Shares



Incorporated under the Laws of the State of Delaware

ROKIT America, Inc.

Common Stock

Dated: ____________

THIS CERTIFIES THAT **SPECIMEN - NOT NEGOTIABLE**

CUSIP: 77544K 106
ISIN:US77544K1060

IS THE REGISTERED OWNER OF ____________________

fully-paid and non-assessable shares of Common Stock, par value $0.01 per share, of the above Corporation, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

In Witness Whereof, the Corporation has caused this Certificate to be signed on its behalf by the facsimile signatures of its duly authorized officers.

SPECIMEN
NOT NEGOTIABLE

____
CEO

____
CFO & Secretary

COUNTERSIGNED & REGISTERED
VINYL EQUITY, INC.
TRANSFER AGENT & REGISTRAR
CHICAGO, ILLINOIS

BY: ____________________
AUTHORIZED OFFICER